Exhibit 99.1

FOR IMMEDIATE RELEASE	FINAL

Media Contact:	Investor Contact:
Lori M. Milovich	David W. Carlson
Director, Public &	Executive Vice President &
Investor Relations	Chief Financial Officer
GameStop Corp.	GameStop Corp.
(817) 424-2130	(817) 424-2130

GameStop Corp. Sales Increase 19%

First Quarter 2003 EPS of $0.11

Video Game Software Increases 29%

GameStop Opens 86 New Stores in First Quarter

Grapevine, TX (May 21, 2003) – GameStop Corp. (NYSE: GME), the nation’s largest video game and entertainment software specialty retailer, today reported sales and earnings for the first quarter ended May 3, 2003.

GameStop sales increased 19% to $321.7 million in the first quarter of 2003, compared with $271.4 million in the prior year quarter. Comparable store sales grew by 3.5% during the quarter, on top of a 28.7% comparable store sales growth during the first quarter of fiscal 2002. New store sales performance in stores opened over the last 15 months, including 86 stores opened during this quarter, exceeded expectations and were a significant contributor to overall sales growth of 19%. Despite a very brittle economy, the war in Iraq, unusually heavy snowstorms on the East Coast, and the shift of several key titles into the second quarter, video game software sales were very strong and grew by 29%, with leading titles such as, “Legend of Zelda: Wind Waker” from Nintendo of America Inc., “Def Jam Vendetta” from Electronic Arts, and “Xenosaga: Episode I” from Namco Hometek Inc. Video game hardware sales increased only marginally due to significant price reductions that occurred in May 2002. While video game hardware sales have a significant effect on both revenue growth and comparable store sales, they have minimal direct impact on operating earnings.

GameStop Corp. May 21, 2003	Page 2

Net earnings for the first quarter increased 35% to $6.6 million, or $0.11 per diluted share, compared with net earnings of $4.9 million, or $0.08 per diluted share, in the prior year quarter.

R. Richard Fontaine, Chairman & Chief Executive Officer, commented, “We are pleased that in what was generally a very difficult quarter for the economy as a whole, GameStop had a strong first quarter. I am particularly pleased that sales in categories generating the highest gross margin performed exceedingly well. While hardware sales, with nominal margin, had nominal dollar growth (although strong unit growth), software sales in both the new and used areas were very strong. Our tie-ratio of software to hardware units continues to grow, and validates the increasing brand and value awareness of the GameStop name. In addition, the strong performance of our 86 new stores opened during the quarter continues to prove that the time-consuming and thorough approach we have taken to evaluate the most effective sites with the most potential to expand the total market for video game products is a winner.”

During the current quarter, GameStop implemented FASB Emerging Issues Task Force Issue 02-16 (EITF 02-16), which deals with the accounting for vendor rebates, advertising allowances, and other cash consideration received from vendors. This new standard is effective prospectively for new arrangements, including modifications of existing arrangements, entered into after December 31, 2002. We expect that the implementation of EITF 02-16 will reduce fiscal 2003 net earnings by approximately $0.03 per diluted share, a portion of which has been recorded during the first quarter. In Schedule I, we have presented both this year’s and last year’s first quarter on a pro forma basis as if EITF 02-16 had been implemented prior to the beginning of fiscal 2002.

Based upon the recently announced, lower-than-anticipated, price reductions in hardware, we are forecasting that hardware unit sales in the second quarter will not keep pace with last year, and are expected to result in second quarter comparable store sales of between –6% to –12%, below last year’s 23% comparable store sales in the second quarter. While the forecasted sales decrease in hardware is the direct cause of the anticipated comparable store sales decline, the corresponding gross margin effect is expected to be minimal. That, coupled with our forecast for continued strong software growth in the 25% to 30% range, should result in our earnings per share for the quarter to be in the $0.09 to $0.11 range. In addition, the software titles recently announced for the fall season continue to reinforce our forecast of full-year earnings of between $1.02 and $1.06 per diluted share.

GameStop Corp. May 21, 2003	Page 3

A conference call with GameStop Corp.’s management will be simulcast on the Web at (http://www.gamestop.com/investor-relations/) beginning at 5:00 PM ET on May 21, 2003, and will be accessible at (http://www.gamestop.com/investor-relations/), where it will be archived until June 3, 2003.

About GameStop Corp.

Headquartered in Grapevine, TX, GameStop Corp. (NYSE: GME) is the nation’s largest video game and entertainment software specialty retailer. The company operates 1,309 retail stores throughout 49 states and Puerto Rico, under the GameStop®, Babbage’s®, Software Etc.™ and FuncoLand® brands. In addition, the company owns a commerce-enabled Web property, GameStop.com, and Game Informer magazine, a leading video and computer game publication.

GameStop Corp. sells the most popular new software, hardware and game accessories for the PC and next generation video game systems from Sony, Nintendo, and Microsoft, and is also the industry’s largest reseller of used video games. In addition, the company sells computer and video game magazines and strategy guides, action figures, and other related merchandise to more than 30 million customers.

Barnes and Noble, Inc. (NYSE: BKS), the world’s largest bookseller, has approximately a 60 percent interest in GameStop. General information on GameStop Corp. can be obtained via the Internet by visiting the company’s corporate Website: http://www.gamestop.com/investor-relations/.

SAFE HARBOR

This press release (including the attached schedules) contains “forward-looking statements.” GameStop Corp. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, seasonality, decreased consumer demand for the company’s products, possible disruptions in the company’s computer or telephone systems, possible work stoppages or increases in labor costs, possible increases in shipping

GameStop Corp. May 21, 2003	Page 4

rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online and other initiatives, the successful integration of acquired businesses, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, product shortages, and other factors which may be outside of the company’s control. Please refer to the company’s reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.

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GameStop Corp. May 21, 2003	Page 5

GameStop Corp.
Statements of Operations
(in thousands, except per share data)

	13 weeks	13 weeks
	ended	ended
	May 3, 2003	May 4, 2002

Sales	$321,741	$271,405
Cost of sales	236,300	202,314

Gross profit	85,441	69,091
Selling, general and administrative expenses	68,535	55,257
Depreciation and amortization	6,217	5,120

Operating earnings	10,689	8,714
Interest expense (income), net	(379)	493

Earnings before income tax expense	11,068	8,221
Income tax expense	4,457	3,307

Net earnings	$6,611	$4,914

Net earnings per common share:
Basic	$0.12	$0.09
Diluted	$0.11	$0.08
Weighted average common shares outstanding:
Basic	57,083	54,343
Diluted	60,236	58,703

GameStop Corp. May 21, 2003	Page 6

Percentage of sales:

Sales	100.0%	100.0%
Cost of sales	73.5%	74.5%

Gross profit	26.5%	25.5%
SG&A expenses	21.3%	20.4%
Depreciation and amortization	1.9%	1.9%

Operating earnings	3.3%	3.2%
Interest expense (income), net	(0.1)%	0.2%

Earnings before income tax expense	3.4%	3.0%
Income tax expense	1.3%	1.2%

Net earnings	2.1%	1.8%

GameStop Corp. May 21, 2003	Page 7

GameStop Corp.
Balance Sheets
(in thousands, except per share data)

	May 3, 2003	May 4, 2002

ASSETS:
Current assets:
Cash and cash equivalents	$174,477	$113,397
Receivables, net	5,195	4,924
Merchandise inventories	156,194	145,990
Prepaid expenses and other current assets	10,508	8,092
Deferred taxes	6,034	3,418

Total current assets	352,408	275,821

Property and equipment:
Leasehold improvements	43,513	29,352
Fixtures and equipment	92,087	61,974

	135,600	91,326
Less accumulated depreciation and amortization	62,272	38,792

Net property and equipment	73,328	52,534

Goodwill, net	317,957	317,957
Other noncurrent assets	1,128	1,235

Total assets	$744,821	$647,547

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$112,186	$94,938
Accrued liabilities	68,498	47,844

Total current liabilities	180,684	142,782
Payable to Barnes & Noble, Inc.	—	615
Deferred taxes	5,591	3,065
Other long-term liabilities	2,954	2,615

Total liabilities	189,229	149,077

GameStop Corp. May 21, 2003	Page 8

Stockholders’ equity:
Preferred stock — authorized 5,000 shares; no shares issued or outstanding	—	—
Class A common stock — $.001 par value; authorized 300,000 shares; 21,102 and 20,821 shares issued, respectively	21	21
Class B common stock — $.001 par value; authorized 100,000 shares; 36,009 shares issued and outstanding	36	36
Additional paid-in-capital	494,346	491,283
Retained earnings	61,231	7,130
Treasury stock, at cost, 4 and 0 shares, respectively	(42)	—

Total stockholders’ equity	555,592	498,470

Total liabilities and stockholders’ equity	$744,821	$647,547

GameStop Corp. May 21, 2003	Page 9

Schedule I
GameStop Corp.
Pro-Forma Statement of Operations
(in thousands, except per share data)

	13 weeks	13 weeks
	ended	ended
	May 3, 2003	May 4, 2002

Sales	$321,741	$271,405
Cost of sales	235,383	198,766

Gross profit	86,358	72,639
Selling, general and administrative expenses	68,535	58,874
Depreciation and amortization	6,217	5,120

Operating earnings	11,606	8,645
Interest expense (income), net	(379)	493

Earnings before income tax expense	11,985	8,152
Income tax expense	4,818	3,277

Net earnings	$7,167	$4,875

Net earnings per common share:
Basic	$0.13	$0.09
Diluted	$0.12	$0.08
Weighted average common shares outstanding:
Basic	57,083	54,343
Diluted	60,236	58,703

GameStop Corp. May 21, 2003	Page 10

Percentage of sales:

Sales	100.0%	100.0%
Cost of sales	73.2%	73.2%

Gross profit	26.8%	26.8%
SG&A expenses	21.3%	21.7%
Depreciation and amortization	1.9%	1.9%

Operating earnings	3.6%	3.2%
Interest expense (income), net	(0.1)%	0.2%

Earnings before income tax expense	3.7%	3.0%
Income tax expense	1.5%	1.2%

Net earnings	2.2%	1.8%

GameStop Corp. May 21, 2003	Page 11

Schedule II
GameStop Corp.
Retail Sales Mix

	13 weeks	13 weeks
	ended	ended
	May 3, 2003	May 4, 2002

Video Game Hardware	16%	19%
Video Game Software	62%	57%
Video Game Accessories	12%	12%
PC Software	6%	8%
PC Accessories and Other	4%	4%